For Immediate Release
May 15, 2025

PNM, TNMP Receive Rate Approvals

(ALBUQUERQUE, N.M.) – PNM and TNMP, the wholly-owned subsidiaries of TXNM Energy (NYSE: TXNM), each received regulatory approvals today for pending rate recovery filings.

Approval of PNM 2025 Rate Request Unopposed Stipulation
PNM received approval from the New Mexico Public Regulation Commission (NMPRC) for the unopposed stipulation filed by PNM and parties in PNM’s 2025 Rate Request application.

Under the approved stipulation, customer rates are phased in with 50% of the increase effective July 1, 2025, and the remaining increase effective April 1, 2026.

The approved $105.0 million increase to PNM’s revenue requirements is based on a 9.45% return on equity and a 51% equity capitalization structure on $3.0 billion of rate base. PNM’s previously authorized rates were based on a 9.26% return on equity and 50% equity capitalization structure.

The Final Order will be available once issued, along with other documents related to the application, at https://www.txnmenergy.com/investors/rates-and-filings/pnm-nmprc-filings.aspx.

Approval of TNMP Interim Distribution Cost Recovery
TNMP received approval from the Public Utility Commission of Texas (PUCT) for its recent Distribution Cost Recovery Factor application.

On May 15, 2025, the PUCT approved TNMP’s Application to Amend its Distribution Cost Recovery Factor (DCRF). The approved annual rate increase of $25.0 million recovers $176.6 million of incremental distribution rate base at TNMP’s authorized return on equity of 9.65% at an authorized capital structure of 55% debt and 45% equity. The associated rates will become effective in approximately 45 days.

The Order of Approval will be available once issued, along with other documents related to the application, at https://www.txnmenergy.com/investors/rates-and-filings/tnmp-puct-filings.aspx.

Background:
TXNM Energy (NYSE: TXNM), an energy holding company based in Albuquerque, New Mexico, delivers energy to more than 800,000 homes and businesses across Texas and New Mexico through its regulated utilities, TNMP and PNM. For more information, visit the company's website at www.TXNMEnergy.com.

Contacts:
Analysts            Media
Lisa Goodman            Corporate Communications
(505) 241-2160        (505) 241-2743

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for TXNM Energy, Inc. (“TXNM”), Public Service Company of New Mexico (“PNM”), or Texas-New Mexico Power Company (“TNMP”) (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies, including the unaudited financial results and earnings guidance, are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and apply only as of the date of this report. TXNM, PNM, and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, TXNM, PNM, and TNMP caution readers not to place undue reliance on these statements. TXNM's, PNM's, and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K, Form 10-Q filings and the information included in the Company’s Forms 8-K with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

(END)